UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_____________________________________________________________________________________________

Date of Report (Date of earliest event reported): July 11, 2018

IZEA, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-37703	37-1530765
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

480 N. Orlando Avenue, Suite 200 Winter Park, Florida	32789
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (407) 674-6911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR     240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR     240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                            Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Item 3.02.	Unregistered Sales of Equity Securities.
On July 11, 2018, IZEA, Inc., a Nevada corporation (“IZEA”), IZEA Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of IZEA (“Merger Sub”), TapInfluence, Inc., a Delaware corporation (“TapInfluence”), certain stockholders of TapInfluence, and the stockholders’ representative entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”). Under the Merger Agreement, IZEA agreed to acquire all of the issued and outstanding shares of capital stock of TapInfluence pursuant to a merger of Merger Sub with and into TapInfluence, for an aggregate purchase price consisting of:

(a)	a cash payment in the amount of $1,500,000 (subject to a customary working capital adjustment) and the issuance of 1,150,000 shares of IZEA’s common stock at closing;

(b)
a payment of $1,000,000 in the form of cash or IZEA common stock (determined based on the 30 trading day volume-weighted average price per share prior to the payment date), or a combination of both, at IZEA’s option, six months after the closing date of the merger; and

(c)
a payment of $3,500,000 in the form of cash or IZEA common stock (determined based on the 30 trading day volume-weighted average price per share prior to the payment date), or a combination of both, at IZEA’s option, 12 months after the closing date of the merger.

Future cash payments and common stock issuances may be withheld from the 12 month payment to satisfy indemnifiable claims made by IZEA with respect to any misrepresentations or breaches of warranty under the Merger Agreement by TapInfluence or the stockholders of TapInfluence within 12 months after the closing date of the merger. In addition, the deferred payments may also be adjusted by the amount of any post-closing working capital adjustment.
The Merger Agreement includes customary representations, warranties and covenants by the parties and includes a mutual indemnification for, among other things, a breach of such representations, warranties and covenants. The Merger Agreement can be terminated, subject to certain limitations, by mutual agreement by the parties, if the closing is not consummated within 45 days after July 11, 2018, or if any law prevents the closing. The merger is subject to various conditions to closing, including the approval by the stockholders of TapInfluence.
Headquartered in Silicon Valley, TapInfluence operates a SaaS-based online marketplace that enables marketers to access an opt-in network of more than 87,000 registered online influencers ranging from mommy bloggers to Instagram celebrities. The TapInfluence network will complement IZEA’s own opt-in network of more than 700,000 creator accounts ranging from online influencers to award-winning freelance journalists. Leading brands manage their influencer marketing programs through the TapInfluence platform. TapInfluence is backed by leading venture capital firms including Grotech Ventures, Noro-Moseley Partners and Access Venture Partners, who will become IZEA stockholders as part of the merger.
IZEA anticipates that the closing of acquisition will occur in July 2018.
The purchase price was determined as a result of arm’s-length negotiations between the parties. The foregoing description of the merger does not purport to be complete and is qualified in its entirety by reference to the full text of Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein in its entirety by reference. The securities to be offered in the merger have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
The cash portion of the acquisition was funded primarily from IZEA’s existing cash reserves and a portion was contributed from the net proceeds of IZEA’s June 2018 registered underwritten public offering.

IZEA had no previous relationship or association with TapInfluence.
IZEA announced the TapInfluence merger in a press release issued on July 12, 2018, a copy of which is attached hereto as Exhibit 99.1 and is incorporated in its entirety by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)   Exhibits. The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated as of July 11, 2018, by and among IZEA, Inc., IZEA Merger Sub, Inc., TapInfluence, Inc., certain stockholders of TapInfluence, Inc. and the stockholders’ representative.

99.1	Press release issued by IZEA, Inc. on July 12, 2018, announcing the merger with TapInfluence, Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IZEA, INC.

Date: July 12, 2018	By:/s/ Edward H. (Ted) Murphy Edward H. (Ted) Murphy President and Chief Executive Officer